UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 30, 2012

EMMIS COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

0-23264	35-1542018
(Commission File Number)	(IRS Employer Identification No.)

ONE EMMIS PLAZA, 40 MONUMENT CIRCLE,
SUITE 700, INDIANAPOLIS, INDIANA	46204
(Address of Principal Executive Offices)	(Zip Code)

317-266-0100

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 30, 2012, certain subsidiaries of Emmis Communications Corporation (the “Company”) closed on the financing under a Participation Agreement (the “Participation Agreement”) with Wells Fargo Bank Northwest, National Association (the “Holder”) and Teachers Insurance and Annuity Association of America (“TIAA”). Pursuant to the Participation Agreement, the Holder sold to TIAA a 100% participation interest in a 4.10% promissory note issued, jointly and severally, by a special-purpose subsidiary (the “Financing Subsidiary”) and a subsidiary of the Financing Subsidiary (the “License Subsidiary”) which was formed to hold the Federal Communications Commission license (the “FCC License”) for WEPN(FM) (f/k/a WRKS(FM)), 98.7FM, New York, NY in the principal amount of approximately $82.2 million (the “Note”). The Note will mature on August 1, 2024 and bears interest at a rate equal to 4.10% per annum. The Note is secured by, among other things, an equity pledge agreement, a security agreement and assignment of certain agreements to the Holder. As evidence of TIAA’s purchase of the participation interest in the Note, TIAA received a Pass-Through Certificate which entitles TIAA to receive payments made under the Note. In its capacity as the trustee, the Holder receives fees and expenses for undertaking certain obligations related to the Note. The net proceeds from the Note were used by the Financing Subsidiary to pay transaction expenses and to pay a dividend to certain Emmis entities for purposes of debt reduction and general corporate purposes. Approximately $74.7 million of such net proceeds were used to repay indebtedness under the senior credit agreement of Emmis Operating Company, including all amounts then outstanding under its revolver.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 31, 2012

EMMIS COMMUNICATIONS CORPORATION

By:	/s/ J. Scott Enright
Name: J. Scott Enright Title: Executive Vice President, General Counsel and Secretary